Exhibit 99.1

NEWS RELEASE

Contact:Matthew Miller

484-527-4025

matthew.miller@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bank Closes $470 Million in Loans for Small Businesses from Paycheck Protection Program

MILLERSBURG, Pa. (April 17, 2020) — Mid Penn Bank today announced its team has helped close $470 million in loans for small businesses through the federal Paycheck Protection Program (PPP) and had already disbursed over $400 million of those funds to over 1,600 businesses. The bank disclosed this as part of its 8-K filing with the U.S. Securities and Exchange Commission (SEC). In all, Mid Penn Bank worked with 2,184 businesses to secure PPP loans.

In just under three weeks since the CARES Act was signed into law, which created the PPP, Mid Penn Bank secured loans for 2,184 businesses that employ over 50,000 workers. To do this, Mid Penn leveraged its team of experienced commercial lenders and business development professionals to assist small businesses secure low interest loans (two-year term at 1% interest and no payments due for six months). All loans are 100% guaranteed by the Small Business Administration (SBA) if businesses use at least 75% of proceeds for payroll costs.

“I’m so proud of the work done by our team, working around the around the clock, to support over 2,100 small businesses and their 50,000 dedicated employees,” said Mid Penn Bank President and CEO Rory Ritrievi. “We felt it was not only our duty, but our pleasure to help. While the funds allocated to the PPP have been fully expended, we’re hopeful that Congress will reauthorize a second round to help even more businesses and independent contractors. When that day comes, Mid Penn Bank will again be ready to do its part.

Working in conjunction with its divisions, Scottdale Bank & Trust and First Priority Bank, Mid Penn Bank will continue to accept applications in anticipation of a second PPP phase. When authorized, they’ll immediately process applications for funding.

Mid Penn Bank has been designated a preferred lender with the SBA. In 2019, Mid Penn Bank was ranked as the top community bank producer of SBA loans in the Eastern Pennsylvania District.

The Mid Penn Paycheck Protection Program lending team is led by Natalie Falatek, first vice president and director of SBA/guaranteed lending. In 2019, Falatek completed the prestigious 7A Accreditation through the National Association of Government Guaranteed Lenders (NAGGL) Advanced Lender Diploma Program. She is one of only 49 lenders in the country to earn the 7A Accreditation.

For more information, or to get started on securing a loan from the CARES Act Paycheck Protection Program, please contact Natalie Falatek at 717-692-7118 or Natalie.Falatek@midpennbank.com.

About Mid Penn Bancorp Inc.

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. Mid Penn has 39 retail locations in the state of Pennsylvania and total assets of more than $2 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

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